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                                                                     EXHIBIT 5.1


September 8, 1999


Mansur Industries Inc.
8305 N.W. 27th Street, Suite 107
Miami, Florida  33122

         RE: Offering of Shares Pursuant to Registration Statement on Form S-3
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Gentlemen:

         We have acted as counsel to Mansur Industries Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of an aggregate of 1,218,218 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), 618,218 shares of which are initially issuable upon conversion of the Company's outstanding shares of Series B convertible preferred stock, par value $1.00 per share (the "Series B Preferred Stock"), at a price of $8.25 per share, and 600,000 shares of which are initially issuable upon conversion of the Company's outstanding shares of Series C convertible preferred stock, par value $1.00 per shares (the "Series C Preferred Stock"), at a price of $11.50 per share, plus in each case such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock as a result of in-kind dividend payments and/or adjustments to the conversion price (collectively, the "Shares").

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Company's Amended and Restated Articles of Incorporation as currently in effect, (b) the Company's Bylaws, as amended, as currently in effect, (c) the Registration Statement, (d) the Series B Convertible Preferred Stock Purchase Agreement pursuant to which the shares of Series B Preferred Stock were issued, (e) the Series C Convertible Preferred Stock Purchase Agreement pursuant to which the shares of Series C Preferred Stock were issued, (f) certain resolutions adopted by the Company's Board of Directors, and (g) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinions:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida.

         2. The Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, in accordance with the terms of the Certificate of Designation respecting the Series B Preferred Stock or the Series C Preferred Stock, will be validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,



                                GREENBERG TRAURIG, P.A.